ING USA                                           SINGLE PREMIUM
ANNUITY AND LIFE                                  DEFERRED EQUITY INDEXED
INSURANCE COMPANY                                 MODIFIED GUARANTEED
                                                  ANNUITY CONTRACT
ING USA is a stock company domiciled in Iowa
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Annuitant                    Owner(s)
[THOMAS J. DOE]              [JOHN Q. DOE]
--------------------------------------------------------------------------------
Initial Premium              Annuity Option            Annuity Commencement Date
[$25,000]                    [LIFE 10-YEAR CERTAIN]    [JANUARY 1, 2026]
--------------------------------------------------------------------------------
Separate Account(s)                                    Certificate Number
[THE MVA FIXED ACCOUNT]                                [123456]
--------------------------------------------------------------------------------

This is a legal Contract between you and us. Please read it carefully. In this Contract you or your refers to the Owner shown above. We, our or us refers to Golden American Life Insurance Company. You may allocate this Contract's Accumulation Value among the Divisions offered under the Separate Account, as shown in the Schedule.

If this Contract is in force, we will make income payments to you starting on the Annuity Commencement Date. If the Owner dies prior to the Annuity Commencement Date, we will pay a death benefit to the Beneficiary. The amount of such benefits is subject to the terms of this Contract.

ALL PAYMENTS AND VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, THE OPERATION OF WHICH MAY CAUSE SUCH PAYMENTS AND VALUES TO INCREASE OR DECREASE.

RIGHT TO EXAMINE THIS CONTRACT: YOU MAY RETURN THIS CONTRACT TO US OR THE AGENT THROUGH WHOM YOU PURCHASED IT WITHIN 10 DAYS AFTER YOU RECEIVE IT. IF SO RETURNED, WE WILL TREAT THE CONTRACT AS THOUGH IT WERE NEVER ISSUED. UPON RECEIPT WE WILL PROMPTLY REFUND THE ACCUMULATION VALUE, ADJUSTED FOR ANY MARKET VALUE ADJUSTMENT, PLUS ANY CHARGES WE HAVE DEDUCTED, AS OF THE DATE THE RETURNED CONTRACT IS RECEIVED BY US.

                                                  Secretary:
Customer Service Center                           /s/Paula Cludray-Engelke
[P.O. Box 9271
Des Moines, IA 50306-9271                         President:
1-800-366-0066]                                   /s/Keith Gubbay

--------------------------------------------------------------------------------
SINGLE PREMIUM DEFERRED EQUITY INDEXED MODIFIED GUARANTEED ANNUITY CONTRACT - NO DIVIDENDS Annuity Benefit payable at Annuity Commencement Date. Death Benefit payable in the event of the Owner's death prior to the Annuity Commencement Date Cash Surrender Values are based on a Market Value Adjustment formula if the Contract is held for a period less than the currently elected Guarantee Period or Periods. Cash Surrender Values may increase or decrease based on the Market Value Adjustment Formula.


                              CONTRACT CONTENTS
------------------------------------------------------------------------------------------------------------------------------------

THE SCHEDULE                                                               YOUR CONTRACT BENEFITS........................  13
         Contract Facts.................................   3A                Partial Withdrawal Option
         Charges and Fees...............................   3B                Surrender Charge
         Income Plan Factors............................   3C                Cash Surrender Value Benefit
                                                                             Proceeds Payable to the Beneficiary
IMPORTANT TERMS.........................................   4               CHOOSING AN INCOME PLAN.......................  17
                                                                             Annuity Benefits
INTRODUCTION TO THIS CONTRACT...........................   6                 Annuity Commencement Date Selection
         The Contract                                                        Frequency Selection
         The Owner                                                           The Annuity Options
         The Annuitant                                                       Payment When Named Person Dies
         The Beneficiary
         Change of Owner or Beneficiary                                    OTHER IMPORTANT INFORMATION...................  19
                                                                             Entire Contract
PREMIUM PAYMENTS AND TRANFERS...........................   8                 Sending Notice to Us
         Single Premium Payment                                              Reports to Owner
         Premium Payment Allocation                                          Assignment - Using this Contract as
         Transfers                                                           Collateral Security
                                                                             Changing this Contract
                                                                             Contract Changes - Applicable Tax Law
HOW WE MEASURE THE CONTRACTS............................   9                 Misstatement of Age or Sex
      ACCUMULATION VALUE                                                     Non-Participating
         Contract Accumulation Value                                         Contestability
         Term Indexed Division Accumulation Value                            Payments We May Defer
         Annual Interest Division Accumulation Value                         Authority to Make Agreements
         Market Value Adjustment                                             Required Note on Our Computations
         MVA Index Rate

     Copies of any additional Riders and Endorsements are at the back of this Contract.



   THE SCHEDULE

     The Schedule gives specific facts about this Contract and its coverage. Please refer to the Schedule while reading this Contract.



IU-IA-3010                             2

                                  THE SCHEDULE
                                 CONTRACT FACTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Annuitant                Owner(s)
[THOMAS J. DOE]          [JOHN Q. DOE]
--------------------------------------------------------------------------------
Annuitant's Issue Age    Annuitant's Sex               Owner's Issue Age
[55]                     [Male]                        [35]
-------------------------------------------------------------------------------
Initial Premium          Annuity Option                Annuity Commencement Date
[$25,000]                [LIFE 10-YEAR CERTAIN]        [JANUARY 1, 2026]
--------------------------------------------------------------------------------
Contract Date         Issue Date                    Residence Status
[January 1, 2005]        [January 1, 2005]             [Iowa]
--------------------------------------------------------------------------------
Separate Account(s)                                    Contract Number
[THE MVA FIXED ACCOUNT]                                [123456]
--------------------------------------------------------------------------------

INITIAL INVESTMENT

Initial Premium Payment received:                    [$25,000]

Your initial Accumulation Value has been allocated to the Term Indexed Division as follows:

                                             Minimum Guaranteed   Percentage of
                                                 Indexed
                           Participation Rate Account Factor  Accumulation Value
                           ------------------ --------------  ------------------

[5-Year Guarantee Period     [70%                [100%             [50%

10-Year Guarantee Period]    100%]               100%]             50%]

               Total                                               100%

If the premium is paid in installments, the Participation Rate and the Minimum Guaranteed Index Account Factors reflected above for each Guarantee Period applies to the initial installment payment only. Different Participation Rates and Minimum Guaranteed Indexed Account Factors may apply for each subsequent premium installment as declared by us at the time the installment payment is received by us. The Participation Rate will never be less than 30% and the Minimum Guaranteed Indexed Account Factor will never be less than 100%.

Index Growth Option
The values for a particular Guarantee Period on its Maturity Date may be determined by using final six-month averaging ("Option I") or such values may be determined with no final averaging ("Option II"), as elected by you. Each Option is described on page 9 under How We Calculate the Contract's Accumulation Value.

The Option as elected by you and shown below will be used to determine the Index Return for values in all Guarantee Periods on their respective Guarantee Period Maturity Dates:

   You have selected Option [I - Index Growth with Final Six-Month Averaging]

Optional Benefit Riders:            [NONE]


IU-IA-3010                             3A

                                  THE SCHEDULE
                                CHARGES AND FEES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Annuitant                            Owner(s)
[THOMAS J. DOE]                    [JOHN Q. DOE]
--------------------------------------------------------------------------------
Initial Premium      Annuity Option            Annuity Commencement Date
[$25,000]         [LIFE 10-YEAR CERTAIN]       [JANUARY 1, 2026]
--------------------------------------------------------------------------------
Separate Account(s)                            Certificate Number
[THE MVA FIXED ACCOUNT]                        [123456]
--------------------------------------------------------------------------------

SURRENDER CHARGE

Allocations to a Term Indexed Division are subject to Surrender Charges if the Contract is surrendered or an Excess Partial Withdrawal is taken at any time prior to a Guarantee Period Maturity Date. The Surrender Charge is calculated as a percentage of the Accumulation Value surrendered or withdrawn from each Guarantee Period, adjusted by the Market Value Adjustment. Surrender Charges vary according to the duration of each Guarantee Period. The Surrender Charges are 8% in the first Contract Year and decrease by 1% every other Contract Year thereafter until the end of each Guarantee Period as shown in the following table.

YEAR IN
GUARANTEE

PERIOD  [1  2   3   4   5   6   7   8   9  10  11  12  13  14  15  16+
------ --- --- --- --- --- --- --- --- --- --- --- --- --- --- --- ---
 %     8.0 8.0 7.0 7.0 6.0 6.0 5.0 5.0 4.0 4.0 3.0 3.0 2.0 2.0 1.0 0.0]

Surrender Charges are not imposed on amounts withdrawn from the Annual Interest Division or if the Contract is surrendered on the Annuity Commencement Date. Surrender is permitted on or before the Annuity Commencement Date. See Your Contract Benefits for additional information regarding Surrender Charges.

PREMIUM TAXES

We deduct the amount of any premium or other state and local taxes levied by any state or governmental entity when such taxes are incurred.

We reserve the right to defer collection of Premium Taxes until surrender or until application of Accumulation Value to an Annuity Option. An Excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. We may change the amount deducted for Premium Tax charges on future Premium Payments to conform with changes in the law or if you change your state of residence.


IU-IA-3010                             3B

                                  THE SCHEDULE
                               INCOME PLAN FACTORS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Annuitant                            Owner(s)
[THOMAS J. DOE]                    [JOHN Q. DOE]
--------------------------------------------------------------------------------
Initial Premium      Annuity Option            Annuity Commencement Date
[$25,000]         [LIFE 10-YEAR CERTAIN]       [JANUARY 1, 2026]
--------------------------------------------------------------------------------
Separate Account(s)                            Contract Number
[THE MVA FIXED ACCOUNT]                        [123456]
--------------------------------------------------------------------------------

Values for other payment periods, ages or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied. The basis for determining such values is the [Annuity 2000 Mortality Table]. We may pay a higher rate at our discretion.

                       TABLE FOR INCOME FOR A FIXED PERIOD
--------------------------------------------------------------------------------
    [Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate
--------------------------------------------------------------------------------
Fixed Period  Monthly      Fixed Period        Monthly     Fixed Period  Monthly
  of Years    Income        of Years           Income      of Years      Income

  10             8.97         18                5.28           26         3.87
  11             8.22         19                5.04           27         3.75
  12             7.59         20                4.82           28         3.64
  13             7.05         21                4.62           29         3.54
  14            6.60          22                4.44           30        3.45]
  15            6.20          23                4.28
  16            5.86          24                4.13
  17            5.55          25                3.99


               TABLE FOR INCOME FOR LIFE
--------------------------------------------------------------------------------
    [Rates for Fixed Annuity Payments with a 1.5% Guaranteed Interest Rate
--------------------------------------------------------------------------------
Age           10 Years Certain        20 Years Certain         Refund Certain
                   Male/Female             Male/Female            Male/Female

 50                 $3.23/3.00              $3.15/2.96             $3.03/2.87
 55                  3.61/3.33               3.46/3.25              3.32/3.14
 60                  4.09/3.75               3.80/3.59              3.69/3.48
 65                  4.71/4.30               4.15/3.97              4.14/3.90
 70                  5.47/5.02               4.45/4.34              4.72/4.45
 75                  6.35/5.93               4.66/4.61              5.45/5.16
 80                  7.25/6.96               4.77/4.75              6.38/6.10
 85                  8.02/7.89               4.81/4.81              7.58/7.33
 90                  8.56/8.50               4.82/4.82             9.12/8.89]




IU-IA-3010                             3C

                                 IMPORTANT TERMS
--------------------------------------------------------------------------------

ACCUMULATION VALUE - The amount that a Contract provides for investment at any time. Initially, this amount is equal to the premium paid.

ANNUAL INTEREST DIVISION - A Division of the Separate Account which we use to transfer Accumulation Value from any expiring Term Indexed Division Guarantee Period on a Guarantee Period Maturity Date. Amounts so transferred are credited with a specified interest rate as declared by us and guaranteed for one year (the Guarantee Period).

ANNUITANT - The person designated by you to be the measuring life in determining Annuity Payments.

ANNUITY COMMENCEMENT DATE - For each Contract, the date on which Annuity Payments begin.

ANNUITY OPTIONS - Options you select that determine the form and amount of Annuity Payments.

ANNUITY PAYMENT - The periodic payment you receive.

ATTAINED AGE - Your age, or that of the Annuitant, on the Contract Issue Date plus the number of full years elapsed since the Contract Date.

BENEFICIARY - The person designated to receive benefits in the case of your death.

BUSINESS DAY - Any day the New York Stock Exchange is open for trading, exclusive of federal holidays, or any day on which the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

CASH SURRENDER VALUE - The amount you receive upon surrender of the Contract.

CONTRACT ANNIVERSARY - The anniversary of the Contract Date.

CONTRACT DATE - The date we received the initial premium and upon which we begin determining the Contract values. It may not be the same as the Contract Issue Date. This date is used to determine Contract months, years and anniversaries.

CONTRACT ISSUE DATE - The date the Contract is issued at our Customer Service Center.

CONTRACT YEAR - The period between Contract Anniversaries.

CONTINGENT ANNUITANT - The person designated by you who, upon the Annuitant's death prior to the Annuity Commencement Date, becomes the Annuitant.

GROSS WITHDRAWAL - The total amount of Accumulation Value withdrawn.

GUARANTEE PERIOD - The period of years for which (a) a specified interest rate is guaranteed to be credited to values in the Annual Interest Division; and (b) the Index Return is determined for values in any Guarantee Period or Periods of the Term Indexed Division based on changes to the S&P 500 Index during the period.

INDEX - The Standard & Poor's 500* Index ("S&P 500"). The S&P 500 Index value is determined without regard to dividends that may be paid by the firms that comprise the Index. If the S&P 500 Index is no longer available, a suitable replacement index will be used, subject to any required regulatory approval.



*"Standard & Poor's 500" is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by us. This Contract is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Contract.

IU-IA-3010                             4

--------------------------------------------------------------------------------

INITIAL PREMIUM - The payment amount required to put this Contract in effect.

ISSUE AGE - Your age, or age of the Annuitant, on the last birthday on or before the Contract Date.

MARKET VALUE ADJUSTMENT - A positive or negative adjustment. It may apply if all or part of the Accumulation Value is withdrawn or applied to an Annuity Option at any time other than on, or during the 30-day period immediately following, the Maturity Date of any Guarantee Period from which such amounts are withdrawn.

MATURITY DATE - The date on which a Guarantee Period ends. For values in the Term Indexed Division, the Maturity Date of a Guarantee Period will be on the last day of the last Contract Year in that Guarantee Period. For values in the Annual Interest Division, the Maturity Date is the last day of the Contract Year in a Guarantee Period.

MINIMUM GUARANTEED INDEXED ACCOUNT FACTOR - The factor shown in the Schedule which is used in determining the Minimum Guaranteed Indexed Account Value of any Guarantee Period on a Guarantee Period Maturity Date (for values in the Term Indexed Division). Different factors may apply to each Guarantee Period and premium installment.

NET WITHDRAWAL - The Gross Withdrawal amount, adjusted by any Market Value Adjustment minus any applicable Surrender Charges.

OWNER - The person (persons if there are Joint Owners or entity if the Owner is not an individual) who owns a Contract and is entitled to exercise all rights of the Contract. This person's death also initiates payment of the Death Benefit. "You" and "Your" refer to the Owner.

RIDERS - Riders add provisions or change the terms of the Contract.

SEPARATE ACCOUNT - A non-unitized Separate Account established by us under Iowa Statutes, that holds assets for guaranteed terms. There are no discrete units for this account.

TERM INDEXED DIVISION - A Division of the Separate Account used for allocation of Premium Payment or premium installments.




IU-IA-3010                             5

                        INTRODUCTION TO THIS CONTRACT
--------------------------------------------------------------------------------

THE CONTRACT

This is a legal Contract between you and us. We provide benefits as stated in this Contract. In return, you supply us with the Premium Payment required to put this Contract into effect. This Contract, together with any attached Riders or Endorsements, constitutes the entire Contract. Riders and Endorsements add provisions or change the terms of the basic Contract. Riders and Endorsements added to comply with applicable tax law do not require your consent, but are subject to regulatory approval.

THE OWNER

You are the Owner of this Contract. You are also the Annuitant unless another Annuitant has been named by you and is shown in the Schedule. You have the rights and options described in this Contract, including but not limited to the right to receive the Annuity Benefits on the Annuity Commencement Date.

One or more people may own this Contract. In the case of a sole Owner who dies prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit then due. If the sole Owner is not an individual, we will treat the Annuitant as Owner for the purpose of determining when the Owner dies under the Death Benefit provision (if there is no Contingent Annuitant). The estate of a sole Owner will be the Beneficiary if no Beneficiary designation is in effect or if the designated Beneficiary has predeceased the Owner. In the case of a Joint Owner dying prior to the Annuity Commencement Date, the surviving Owner(s) will be deemed to be the Beneficiary(ies) and any other Beneficiary(ies) on record will be treated as the contingent Beneficiary(ies).

THE ANNUITANT

The Annuitant is the measuring life of the Annuity Benefits provided under this Contract. You may name a Contingent Annuitant. The Annuitant may not be changed during the Annuitant's lifetime.

If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. You will be the Contingent Annuitant unless you name someone else. The Annuitant must be a natural person. If the Annuitant dies and no Contingent Annuitant has been named, we will allow you sixty days to designate someone other than yourself as an Annuitant. If all Owners are not individuals and, through the operation of this provision, an Owner becomes Annuitant, we will pay the Death Benefit to the Beneficiary. If there are Joint Owners, we will treat the youngest of the Owners as the Contingent Annuitant designated, unless you elect otherwise.

THE BENEFICIARY

The Beneficiary is the person to whom we pay the Death Benefit if any Owner dies prior to the Annuity Commencement Date. See "Proceeds Payable to the Beneficiary" for more information. We pay Death Benefits to the primary Beneficiary (unless there are Joint Owners in which case the Death Benefit is payable to the surviving Owner). If the primary Beneficiary dies before the Owner, the Death Benefit is paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the Death Benefit to the Owner's estate.

Unless otherwise provided, the Death Benefit will be paid as though the Beneficiary died before the Owner if:
     (1)  The Beneficiary dies at the same time as the Owner; or
     (2)  The Beneficiary dies within 24 hours of the Owner's death.



IU-IA-3010                             6

--------------------------------------------------------------------------------

THE BENEFICIARY (CONT'D)

One or more persons may be named as primary Beneficiary or Contingent Beneficiary. In the case of more than one Beneficiary, we will assume any Death Benefit is to be paid in equal shares to the surviving Beneficiaries. You may specify other than equal shares.

You have the right to change Beneficiaries, unless you designate the primary Beneficiary irrevocable. When an irrevocable Beneficiary has been designated, you and the irrevocable Beneficiary may have to act together to exercise the rights and options under this Contract.

CHANGE OF OWNER OR BENEFICIARY

During your lifetime and while this Contract is in effect, you may transfer ownership of this Contract or change the Beneficiary. To make any of these changes, you must send us written notice of the change in a form satisfactory to us. If there are Joint Owners, both must agree to the change. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center. See "Proceeds Payable to Beneficiary."



IU-IA-3010                             7

                         PREMIUM PAYMENTS AND TRANSFERS
--------------------------------------------------------------------------------

PREMIUM PAYMENT

This is a single premium annuity. The premium may be paid in one lump sum or in installments during the first Contract Year. Any such planned installments must be identified at the time the Contract is issued and be received by us at our Customer Service Center within 60 days after the Contract Date. There is no penalty if a planned installment is not paid.

PREMIUM PAYMENT ALLOCATION

Premium will be allocated among the available Guarantee Periods of the Term Indexed Division as instructed by you. Any premium installments will be allocated in the same manner, unless you specify otherwise. No allocation of premium is allowed into the Annual Interest Division.

WHERE TO MAKE PAYMENTS

Remit the Premium Payments to our Customer Service Center at the address shown on the cover page. On request we will give you a receipt signed by our treasurer.

TRANSFERS

Transfers between the Term Indexed Division and the Annual Interest Division, as well as transfers between Guarantee Periods of the Term Indexed Division are not allowed, except as provided under How We Measure The Contract's Accumulation Value.


IU-IA-3010                             8

               HOW WE MEASURE THE CONTRACT'S ACCUMULATION VALUE
--------------------------------------------------------------------------------

CONTRACT ACCUMULATION VALUE

The Contract's Accumulation Value is the sum of the Accumulation Value in the Term Indexed Division and the Annual Interest Division as determined below.

TERM INDEXED DIVISION ACCUMULATION VALUE

Guarantee Periods
At the time the Contract is issued, you may elect any number of Guarantee Periods available for allocation of premium from among the durations then being offered by us. You may not select any Guarantee Period that would extend beyond the Annuity Commencement Date.

Upon the Maturity Date of a Guarantee Period, we will transfer the Accumulation Value in the expiring Guarantee Period to the Annual Interest Division. No Market Value Adjustment is assessed on withdrawals taken on, or during the 30-day period immediately following, the Maturity Date of that Guarantee Period. We will notify you at the start of such 30-day period of your options

Accumulation Value
The Accumulation Value in the Term Indexed Division equals the sum of the Accumulation Value in all Guarantee Periods. The Accumulation Value in a Guarantee Period is determined below.

How We Determine the Accumulation Value
At the beginning of a Guarantee Period, the Accumulation Value equals the premium allocated to that Guarantee Period as specified by you.

During a Guarantee Period, the Accumulation Value equals the sum of all premium installments allocated to that Guarantee Period, less Gross Withdrawals from that Guarantee Period.

At the end of a Guarantee Period, the Accumulation Value, calculated on that Guarantee Period's Maturity Date, equals the greater of:
     (1) The sum of all premium installments allocated to that Guarantee Period, less Gross Withdrawals from that Guarantee Period, multiplied by (1 + the Index Return) calculated separately for each premium installment; and
     (2)  The Minimum Guaranteed Indexed Account Value.

Minimum Guaranteed Indexed Account Value
The Minimum Guaranteed Indexed Account Value for a Guarantee Period is equal to the sum of all premium installments allocated to that Guarantee Period, less Gross Withdrawals from that Guarantee Period, multiplied by the Minimum Guaranteed Indexed Account Factor calculated separately for each premium installment.

If the premium is paid in installments, the Minimum Guaranteed Indexed Account Factor declared for each Guarantee Period selected at the time the Contract is issued and shown in the Schedule applies to the first installment payment only as allocated to a Guarantee Period. Different Factors may apply to each subsequent premium installment as declared by us at the time the installment payment is received by us.

Amounts surrendered or withdrawn prior to the end of a Guarantee Period (a) do not participate in the Index Return during that Guarantee Period; and (b) are not subject to the Minimum Guaranteed Indexed Account Value applicable to that Guarantee Period.

IU-IA-3010                             9

--------------------------------------------------------------------------------

TERM INDEXED DIVISION ACCUMULATION VALUE (CONT'D)

Index Return
The Index Return is equal to (a x b) where:

     a is the Index Growth for a Guarantee Period on that Guarantee Period's
       Maturity Date, as described below, but not less than 0; and b is the Participation Rate for that Guarantee Period.

If the premium is paid in installments, the Participation Rate declared for each Guarantee Period selected at the time the Contract is issued applies to the first installment payment only as allocated to a Guarantee Period. Different Participation Rates may apply to each subsequent premium installment as declared by us at the time the installment payment is received by us.

Index Growth
This Contract offers two optional methods for determining the Index Growth for values in a particular Guarantee Period on its Maturity Date. The option elected by you and shown in the Schedule will be used to determine the Index Return for values in all Guarantee Periods on their respective Maturity Dates.

     o    Option I - Index Growth with Final Six-Month Averaging
       The Index Growth for a particular Guarantee Period is calculated on that Guarantee Period's Maturity Date separately for each premium installment and equals a minus b divided by b where:
          a is the average of the S & P 500 Index Values determined on the same date in each month of the last six months in that Guarantee Period; and
          b is the S & P 500 Index Value on the date the premium installment is received by us

     o    Option II - (Index Growth with No Final Averaging
       The Index Growth for a particular Guarantee Period is calculated on that Guarantee Period's Maturity Date separately for each premium installment and equals a minus b divided by b where:
          a is the S & P 500  Index  Values  determined  on the last day of that
            Guarantee Period (that Guarantee Period's Maturity Date); and b is the S & P 500 Index Value on the date the premium installment is received by us.

If there is no such corresponding date, the last day of the month is used. If any date falls on a day the New York Stock Exchange is not open, the S&P 500 Index will be determined as of the next business day. If the S&P 500 Index is no longer available, a suitable replacement index will be used, subject to any required regulatory approval.

ANNUAL INTEREST DIVISION ACCUMULATION VALUE

Guarantee Periods
The Annual Interest Division is a Division of the Separate Account which we use to transfer values from any expiring Term Indexed Division Guarantee Period on a Guarantee Period Maturity Date. The Guarantee Period for amounts transferred from the Term Indexed Division is the one year period beginning on any Contract Anniversary values are transferred into the Division from any expired Term Indexed Division Guarantee Period and ending on the last day of such one-year period (the Guarantee Period Maturity Date).

Accumulation Value in the Division will be credited with a rate of interest as declared by us. Such rate, once declared, is guaranteed for one year (the "Guarantee Period") from the date of declaration. Different interest rates may apply to each subsequent Guarantee Period as declared by us at the beginning of the Guarantee Period. Interest will be credited daily at a rate to yield the declared annual interest rate.


IU-IA-3010                             10

--------------------------------------------------------------------------------

ANNUAL INTEREST DIVISION ACCUMULATION VALUE (CONT'D)

Upon the Maturity Date of a Guarantee Period, a subsequent one-year Guarantee Period will begin. No Market Value Adjustment is assessed on withdrawals taken on, or during the 30-day period immediately following, the Maturity Date of a Guarantee Period. We will notify you at the start of such 30-day period of your options.

HOW WE DETERMINE THE ACCUMULATION VALUE

At the time the Contract is issued, the Accumulation Value in the Division is set to zero. Thereafter, the Accumulation Value will equal the Accumulation Value on the Contract Date plus amounts transferred from any expired Term Indexed Division Guarantee Period on a Guarantee Period Maturity Date, less Gross Withdrawals, accumulated with interest.

In case of surrender or withdrawal, interest will be credited on the portion of the Accumulation Value surrendered or withdrawn up to the date the surrender or withdrawal is requested. Accumulation Value at any date within a Contract Year will be determined by us with allowance for the time elapsed in the Contract Year.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment (MVA) will be applied to Excess Partial Withdrawals or Accumulation Value surrendered or applied to an Income Plan at any time other than on, or during the 30-day period immediately following, the Maturity Date of any Guarantee Period from which such amounts are withdrawn. The MVA applies to, and will be calculated separately, for each premium installment payment, if any and for each Guarantee Period from which amounts are withdrawn. The MVA may be positive, negative or result in no change.

Market Value Adjustments will be applied as follows:
(1) The Market Value Adjustment will be applied to the amount withdrawn from a Guarantee Period or Periods before deduction of any Surrender Charge applicable to that Guarantee Period.
(2) For a Partial Withdrawal, or in the case where a portion of Accumulation Value is applied to an Income Plan, the Market Value Adjustment will be calculated on the total amount that must be withdrawn or applied to an Income Plan in order to provide the amount requested.

The Market Value Adjustment is determined by multiplying the Accumulation Value withdrawn from a Guarantee Period by the following factor:
The Market Value Adjustment is determined by multiplying the Accumulation Value withdrawn from a Guarantee Period by the following factor:

   During the Right to Examine Period:

                                            1  +  I      N/365
                                      ---------------
                                        1  +  J          -   1


   Following the Right to Examine Period:

                                            1  +  I              N/365
                                      ------------------------
                                        1  +  J  +  .0050*       -   1

   *For amounts withdrawn, surrendered or applied to an Income Plan from the Annual Interest Division, this factor will be waived.


IU-IA-3010                             11

--------------------------------------------------------------------------------

MARKET VALUE ADJUSTMENT (CONT'D)

Where I is the MVA Index Rate on the first day of a particular Guarantee Period on the date the premium installment payment, if any, is received by us: J is the Index Rate for Guarantee Periods equal to the number of years (fractional years rounded up to the next full year) remaining in that Guarantee Period at the time of calculation; and N is the remaining number of days in that Guarantee Period at the time of calculation.

MVA Index Rate
The MVA Index Rate is the average of the Ask Yields for the U.S. Treasury Strips as reported by a national quoting service for the applicable maturity. The average is based on the period from the 22nd day of the calendar month two months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the month of determination. The applicable maturity date for these U.S. Treasury Strips is on or next following the last day of the Guarantee Period. If the Ask Yields are no longer available, the Index Rate will be determined using a suitable replacement method.

We currently set the MVA Index Rate once each calendar month. However, we reserve the right to set the Index Rate more frequently than monthly, but in no event will such Index Rate be based on a period less than 28 days.

IU-IA-3010                             12

                             YOUR CONTRACT BENEFITS
--------------------------------------------------------------------------------

While this Contract is in effect, there are important rights and benefits that are available to you. We discuss these rights and benefits in this section.

PARTIAL WITHDRAWAL OPTION

You may make a Partial Withdrawal at any time by giving written notice to us. The maximum amount that can be withdrawn under the Contract each Contract Year without being considered an Excess Partial Withdrawal (the Free Amount) is described below.

Excess Partial Withdrawals taken from the Annual Interest Division at any time other than on, or during the 30-day period immediately following, a Guarantee Period Maturity Date are subject to a Market Value Adjustment and a deduction of any Premium Taxes not previously paid.

Excess Partial Withdrawals taken from any Guarantee Period of the Term Indexed Division at any time prior to a Guarantee Period Maturity date are subject to a Surrender Charge and Market Value Adjustment to the extent that any Excess Partial Withdrawal is deducted from that Guarantee Period, and a deduction of any Premium Taxes not previously paid.

NO SURRENDER CHARGE OR MARKET VALUE ADJUSTMENT IS ASSESSED ON AMOUNTS WITHDRAWN OR SURRENDERED FROM A TERM INDEXED DIVISION GUARANTEE PERIOD ON THE MATURITY DATE OF ANY GUARANTEE PERIOD. NO MARKET VALUE ADJUSTMENT IS ASSESSED ON AMOUNTS WITHDRAWN OR SURRENDERED FROM THE ANNUAL INTEREST DIVISION ON, OR DURING THE 30-DAY PERIOD IMMEDIATELY FOLLOWING, THE MATURITY DATE OF A GUARANTEE PERIOD.

Minimum Partial Withdrawal
The minimum Partial Withdrawal amount is $100.

Maximum Partial Withdrawal
In no event may a Partial Withdrawal be greater than 90% of the Contract's Cash Surrender Value. After a Partial Withdrawal, the remaining Cash Surrender Value must be at least $1000 to keep the Contract in force.

The Free Amount
The maximum Partial Withdrawal amount that can be taken as a Systematic or conventional Partial Withdrawal each Contract Year without being considered an Excess Partial Withdrawal is the Free Amount, equal to:
     (1) 10% of the Contract's Accumulation Value determined as of the Contract Date for withdrawals taken during the first Contract Year; and
     (2) for withdrawals taken during each subsequent Contract Year, 10% of the Contract's Accumulation Value determined as of the Contract Anniversary just prior to the date of the withdrawal, reduced by any withdrawals taken from the Annual Interest Division on, or during the 30-day period immediately following, a Guarantee Period Maturity Date.

Any amounts withdrawn from the Annual Interest Division during the 30-day period immediately following a Guarantee Period Maturity Date will not be considered an Excess Partial Withdrawal for the purposes of determining the Free Amount available for the same Contract Year in which such withdrawal was made. If the Contract is surrendered, any withdrawal during the same Contract Year in which such surrender occurs will be considered an Excess Partial Withdrawal.

Order of Withdrawals
Unless otherwise specified by you, amounts withdrawn will be taken first from the Annual Interest Division, then from the Term Indexed Division starting with the shortest Guarantee Period, continuing to the next shortest Guarantee Period and ending with the longest Guarantee Period, as necessary, until the amount requested has been provided.


IU-IA-3010                             13

--------------------------------------------------------------------------------

PARTIAL WITHDRAWAL OPTION (CONT'D)

Systematic Partial Withdrawals
Systematic Partial Withdrawals may be elected to commence after 28 days from the Contract Issue Date and may be taken on a monthly, quarterly or annual basis. You select the day withdrawals will be made, but no later than the 28th day of the month. If you do not elect a day, the Contract Date will be used. Systematic Partial Withdrawals in excess of the Free Amount will be subject to a Surrender Charge and a Market Value Adjustment.

Partial Withdrawals to Meet Minimum Distribution Requirements for
Qualified Plans
Partial Withdrawals may be taken from a Contract issued as a Qualified Plan to meet Required Minimum Distribution Requirements on a monthly, quarterly or annual basis. A minimum withdrawal of $100.00 is required. You select the day the withdrawals will be made, but no later than the 28th day of the month. If you do not elect a day, the Contract Date will be used. No Surrender Charge will be assessed on Required Minimum Distribution Withdrawals; however, withdrawals in excess of the Free Amount will be subject to a Market Value Adjustment.

Systematic Partial Withdrawals and conventional Partial Withdrawals may not be take in the same Contract year. Systematic Partial Withdrawals and conventional Partial Withdrawals are not allowed when Required Minimum Distribution Withdrawals are being taken.

SURRENDER CHARGE

Allocations to a Term Indexed Division are subject to Surrender Charges if the Contract is surrendered or an Excess Partial Withdrawal is taken at any time prior to the Maturity Date of any Guarantee Period. The Surrender Charge is calculated as a percentage of the Accumulation Value surrendered or withdrawn from each Guarantee Period, adjusted by the Market Value Adjustment. Surrender Charges vary according to the duration of each Guarantee Period. The Surrender Charges are 8% in the first Contract Year and decrease by 1% every other Contract Year thereafter until the end of each Guarantee Period as shown in the Schedule. Surrender Charges are not assessed:
     (1)  On any amounts withdrawn from the Annual Interest Division; or
     (2) If the Contract is surrendered on the Annuity Commencement Date and the Cash Surrender Value is paid under an Annuity Option.

For the purpose of calculating the Surrender Charge on Excess Partial Withdrawals, Withdrawals from a Guarantee Period will occur in the following order:
     (i)  The Free Amount;
     (ii) Any remaining Accumulation Value.




IU-IA-3010                             14

--------------------------------------------------------------------------------

CASH SURRENDER VALUE BENEFIT

On or prior to the commencement of Annuity Income Payments if the Annuitant is living, you may surrender this Contract to us. To do this, you must return this Contract with a signed request for cancellation to our Customer Service Center. We will usually pay the Cash Surrender Value within seven days; but we may delay payment as described in Payments We May Defer.

The Cash Surrender Value will vary daily. We will determine the Cash Surrender Value as of the date we receive the Contract and your signed request in our Customer Service Center. All benefits under this Contract will then end. In lieu of a lump sum payment, at the time of surrender you may elect to have the Cash Surrender Value paid under an Annuity Option.

The Cash Surrender Value varies by Division.

Annual Interest Division Cash Surrender Value
The Cash Surrender Value of the Annual Interest Division is equal to the Division's Accumulation Value, adjusted for any applicable Market Value Adjustment, less any charges that have been incurred but not yet deducted, including any applicable Premium Tax.

Term Indexed Division Cash Surrender Value
The Cash Surrender Value of the Term Indexed Division is equal to the Division's Accumulation Value, adjusted for any applicable Market Value Adjustment, less Surrender Charges or other charges that have been incurred but not yet deducted, including any applicable Premium Tax. Amounts surrendered or withdrawn prior to the end of a Guarantee Period do not participate in the Index Return and are not subject to the Minimum Guaranteed Index Account Value during that Guarantee Period.

Contract's Cash Surrender Value
The Contract's Cash Surrender Value, while the Annuitant is living and on or before the Annuity Commencement Date, is equal to the greater of:
     (1) The sum of the Cash Surrender Value in the Annual Interest Division and the Term Indexed Division as determined above; or
     (2) the Minimum Guaranteed Contract Accumulation Value, adjusted by any Market Value Adjustment.

Minimum Guaranteed Contract AccumulationValue
During a Guarantee Period or Periods, the Contract's Minimum Guaranteed Contract AccumulationValue equals:
     (1)  90% of the premium; plus
     (2)  Accrued interest, if any, as declared by us; minus
     (3)  Gross Withdrawals less any applicable Surrender Charges.



IU-IA-3010                             15

--------------------------------------------------------------------------------

PROCEEDS PAYABLE TO THE BENEFICIARY

If you die prior to the Annuity Commencement Date, we will pay the Beneficiary the Death Benefit, unless the Contract is continued as described below under Spousal Continuation Upon Death of Owner. The Death Benefit payable will be calculated as of the date we receive due proof of death satisfactory to us. The Death Benefit varies by Division. The Death Benefit for the Annual Interest Division is equal to that Division's Accumulation Value. The Death Benefit for the Term Indexed Division is equal to the sum of the Accumulation Value in each Guarantee Period in that Division. The Accumulation Value in each Guarantee Period will be calculated using the Index Return for each Guarantee Period as of the Contract Anniversary immediately preceding the date of death. For purposes of this calculation, the S&P 500 Index Value as of the Contract Anniversary immediately preceding the date of death.is used as the ending value in determining the Index Growth for each Guarantee Period. No Minimum Guaranteed Indexed Account Value will apply in determining the Death Benefit under this provision.

Death Benefit under the Contract
The Death Benefit under the Contract is equal to the greater of:
     (1) The sum of the Death Benefit in the Annual Interest Division and in the Term Indexed Division as determined above; or
     (2)  The Contract's Minimum Guaranteed Contract Accumulation Value.

No Surrender Charge or Market Value Adjustment will be applied in determining the Death Benefit under each Division or under the Contract. If there are Joint Owners and any Owner dies, we will pay the surviving Owner(s) the Death Benefit. We will pay the amount on receipt of due proof of the Owner's death at our Customer Service Center. Such amount may be received in a single lump sum or, while this Contract is in effect and before the Annuity Commencement Date, you may choose one or more Annuity Options for the payment of Death Benefit proceeds. If, at the time of your death, no Option has been chosen for paying the Death Benefit proceeds, the Beneficiary may choose an Option within one year.

When the Owner (or all Owners where there are Joint Owners) is not an individual, the Death Benefit will become payable on the death of the Annuitant prior to the Annuity Commencement Date (unless a Contingent Annuitant survived the Annuitant). Only one Death Benefit is payable under this Contract. In all events, distributions under the Contract must be made as required by applicable law

Spousal Continuation upon Death of Owner
If at the Owner's death, the surviving spouse of the deceased Owner is the Beneficiary, then such surviving spouse may elect to continue the Contract as their own, pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of the U.S. Treasury Department rules for Qualified Plans.

How to Claim Payments to Beneficiary
We must receive proof of the Owner's (or the Annuitant's) death before we will make any payments to the Beneficiary. We will calculate the Death Benefit as of the date we receive due proof of death. The Beneficiary should contact our Customer Service Center for instructions.



IU-IA-3010                             16

                             CHOOSING AN INCOME PLAN
--------------------------------------------------------------------------------

ANNUITY BENEFITS

If you and the Annuitant are living on the Annuity Commencement Date, we will begin making payments to you. We will make these payments under the Annuity Option (or Options) elected by you. You may elect to apply any portion of the Accumulation Value (minus any applicable premium tax) to any Annuity Option by making a written request at least 30 days prior to the Annuity Commencement Date. If no Annuity Option has been elected by the Required Annuity Commencement Date shown below, payments will be made under Option 2 on a 10-year Period Certain basis. The amount of the payments will be determined by applying the Contract's Accumulation Value adjusted by a Market Value Adjustment, if applicable, on the Annuity Commencement Date in accordance with The Annuity Options section below (see "Payments We May Defer"). A Market Value Adjustment may apply if the Annuity Commencement Date is other than on, or during the 30-day period immediately following, the Maturity Date of a Guarantee Period. Any Surrender Charges otherwise applicable will be waived.

For each Option we will issue a separate written agreement putting the Option into effect.

Our approval is needed for any Option where:
     (1) the person named to receive payment is other than you or the Beneficiary; or
     (2)  the person named is not a natural person, such as a corporation; or
     (3) any income payment would be less than the minimum annuity income payment stated below. (see "Frequency Selection").

Before we pay any Annuity Benefits, we require the return of this Contract. If this Contract has been lost, we require the applicable lost Contract form.

ANNUITY COMMENCEMENT DATE SELECTION

You select the Annuity Commencement Date. You may select any date following the first Contract Anniversary, but before the Required Date of Annuity Commencement stated below. On the Annuity Commencement Date, the age of the Annuitant plus the number of years payments are guaranteed must not exceed 100. If you do not select a date, the Annuity Commencement Date will be in the month following the Required Date of Annuity Commencement. In applying the Accumulation Value, we may first collect any Premium Taxes due us.

Required Annuity Commencement Date
Distributions from a Contract funding a Qualified Plan must commence no later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Otherwise, the Annuity Commencement Date may be no later than the same date as the Contract Date in the month following the Annuitant's 90th birthday.

FREQUENCY SELECTION

You may choose the frequency of the Annuity Payments. They may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from you, the payments will be made monthly. However, the minimum monthly annuity income payment that we will make is $50. The minimum total income payments in any one year is $250. We have the right to increase these minimums based upon increases reflected in the Consumer Price Index - Urban (CPI-U) since July 1, 1993. If the Annuity Option or frequency of payments elected do not meet these minimums, we have the right to make payments at such frequency as necessary to meet these minimum requirements.


IU-IA-3010                             17

--------------------------------------------------------------------------------

THE ANNUITY OPTIONS

There are four Options to choose from.  They are:

Option 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years. The number of years must be at least 10 and not more than 30. We guarantee each monthly payment will be at least the Income for Fixed Period amount shown in the Schedule. Values for annual, semiannual or quarterly payments are available on request

Option 2.  Single Life Income
Payment is made to the person named in equal monthly installments based on one of the following, as elected by you:
     (a) Payments continue as long as the Annuitant is living and cease at the Annuitant's death.
     (b) Payments continue for a period certain and continue thereafter as long as the Annuitant is living. The period certain may be 10, 20 or 30 years as specified by you. We guarantee each payment will be at least the amount shown in the Schedule. By age, we mean the named person's age on his or her nearest birthday before the Option's effective date. Values for ages not shown are available on request.

Option 3.  Joint Life Income
This Option is available if there are two Annuitants, one of whom is designated the Primary Annuitant and the other the Secondary Annuitant. Monthly payments continue as long as at least one of the Annuitants is living based on one of the following, as elected by you:
     (a)  Payments continue as long as either Annuitant is living;
     (b) Payments continue for a period certain and continue thereafter as long as either Annuitant is living. The period certain may be 10, 20 or 30 years as specified by you;

Option 4 Other Annuity Plan
Payment may be made under any other method mutually agreed upon by you and us.

PAYMENT WHEN NAMED PERSON DIES

When the person named to receive payment dies, we will pay any amounts still due as provided by the Option agreement. The amounts still due are determined as follows:
     (1) For Option 1 or for any remaining guaranteed payments in Options 2(b) and 3(b), payments will be continued.
     (2) For Option 2(a), no amounts are payable after the named person has died.
     (3) For Option 3(a), no amounts are payable after both named persons have died.


IU-IA-3010                             18

                           OTHER IMPORTANT INFORMATION
--------------------------------------------------------------------------------

SENDING NOTICE TO US

Whenever written notice is required, send it to our Customer Service Center. The address of our Customer Service Center is shown on the cover page. Please include your Contract number in all correspondence.

REPORTS TO OWNER

We will send you a report at least once during each Contract Year. The report will show the Accumulation Value and the Cash Surrender Value as of the Report Date. The report will also show the allocation of the Accumulation Value as of such date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

ASSIGNMENT - USING THIS CONTRACT AS COLLATERAL SECURITY

You can assign this Contract as collateral security for a loan or other obligation. This does not change the ownership. Your rights and any Beneficiary's rights are subject to the terms of the assignment. The Beneficiary's rights may be subordinate to those of an assignee unless the Beneficiary was designated as an irrevocable Beneficiary prior to the assignment. To make or release an assignment, we must receive written notice satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment.

CHANGING THIS CONTRACT

This Contract or any additional benefit riders may be changed to another annuity plan according to our rules at the time of the change.

CONTRACT CHANGES - APPLICABLE TAX LAW

We reserve the right to make changes in this Contract or its Riders to the extent we deem it necessary to continue to qualify this Contract as an annuity. Any such changes will apply uniformly to all Contracts that are affected. You will be given advance written notice of such changes.

MISSTATEMENT OF AGE OR SEX

If an age or sex has been misstated, the amounts payable or benefits provided by this Contract will be those that the Premium Payment made would have bought at the correct age or sex.

NON-PARTICIPATING

This Contract does not participate in our divisible surplus.

CONTESTABILITY

This Contract is incontestable from its date of issue.


IU-IA-3010                             19

--------------------------------------------------------------------------------

PAYMENTS WE MAY DEFER

We may, at any time, defer payment of the Contract's Cash Surrender Value for up to six months after we receive a request for it. We will allow interest of at least 3.00% a year or greater if required by state law, on any Cash Surrender deferred 30 days or more.

AUTHORITY TO MAKE AGREEMENTS

All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, has the authority to:
     (1) Change any of this Contract's terms;
     (2) Extend the time for Premium Payments; or
     (3) Make any agreement binding on us.

REQUIRED NOTE ON OUR COMPUTATIONS

We have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is delivered. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached Optional Benefit Rider will not increase these values unless otherwise stated in that Rider.


IU-IA-3010                             20

SINGLE PREMIUM DEFERRED EQUITY INDEXED MODIFIED GUARANTEED ANNUITY CONTRACT-
NO DIVIDENDS Annuity Benefit payable at Annuity Commencement Date. Death Benefit payable in the event of the Owner's death prior to the Annuity Commencement Date. Cash Surrender Values are based on a Market Value Adjustment formula if the Certificate is held for a period less than the currently elected Guarantee Period. Cash Surrender Values may increase or decrease based on the Market Value Adjustment Formula.
--------------------------------------------------------------------------------
IU-IA-3010